Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Reports Squalamine Continues to Improve Vision at Four Months Timepoint in

Age-Related Macular Degeneration

Plymouth Meeting, PA, October 7, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) announced today updated strong clinical results, including improved vision, for the Phase I/II clinical trial of its systemically administered anti-angiogenic drug, squalamine, for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as “wet” AMD.

Of patients treated with squalamine, 100% had preserved or improved vision four months after initiation of therapy. Ten patients (26%) had three lines or greater improvement in visual acuity, and 29 patients (74%) had preserved vision. The greatest degree of improvement was eight lines, from 20/125 to 20/20 vision. Squalamine dosing in the study consisted of four weekly doses of squalamine, with no further maintenance therapy, and follow up evaluations at two and four months. There were no withdrawals from therapy or drug related serious adverse events in the trial. Updated data slides available in PDF format, which include the 4 month timepoint data, are available on Genaera’s website at www.genaera.com.

“It is quite impressive that squalamine administered systemically was able to achieve preserved and improved vision for at least four months, even without maintenance therapy,” commented retinal specialist and study advisor Charles A. Garcia, MD, Bernice Weingarten Distinguished Professor of Ophthalmology and Visual Science, University of Texas Health Science Center at Houston. “Compared with the two month timepoint result that 33% of patients had three lines or greater visual improvement, there was only a slight decrease in the percentage of patients who demonstrate improved vision at four months.”

Forty patients with classic or occult angiographic abnormalities were enrolled in a single-agent trial of squalamine in wet AMD. Squalamine was administered intravenously at doses of 25 or 50 mg/m2, once weekly for 4 weeks. The principal outcome measures were visual acuity, ocular angiography, fundus photography and safety. Visual acuity was monitored using the number of lines read correctly (gained or lost) on the ETDRS (Early Treatment Diabetic Retinopathy Study) chart. Patients had not received prior photodynamic therapy. The study was performed by an internationally recognized ophthalmologist, Dr. Hugo Quiroz-Mercado in Mexico City, with participation from renowned Professors Charles A. Garcia and Gholam Peyman (Tulane University).

“These data are truly outstanding, with significant visual improvements in treating age-related macular degeneration for up to four months after just four weekly systemic treatments with squalamine,” commented

Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. “These results with this much less invasive treatment appear to be at least as good, or better, than any published or presented data thus far for new intravitreal anti-angiogenic drug therapies, including Macugen™ and Lucentis™. Moreover, these objective data suggest that this molecule is very potent and long acting, and represents a leading anti-angiogenic molecule in development as a potential treatment of wet AMD and cancer. We are pursuing program specific funding, as well as other strategic considerations, including partnerships, to help speed development of this potentially important new anti-angiogenic product.”

Likely features of future Phase II clinical trials with squalamine for wet AMD may include testing of maintenance therapy, variations in initial dosing, and/or combination treatment with photodynamic therapy. Future Phase III studies would be anticipated to include collection of visual acuity data through at least 12 months of therapy before marketing applications could be considered.

Mechanism of Action

Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

AMD

Angiogenesis resulting from AMD is the leading cause of legal blindness among adults age 50 or older in the Western world. About 25-30 million people are affected globally. This number is expected to triple over the next 25 years.

AMD occurs in two types: the “dry” form and the more severe “wet” form. Dry AMD, the more common and milder form of AMD, accounts for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenic treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. Please visit our web site at www.genaera.com for more information on Genaera.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.